CONSENT OF KPMG LLP

The Board of Directors
Meritage Corporation:

We consent to incorporation by reference in Registration Statement on Form S-8 of Meritage Corporation of our report dated February 4, 2000, relating to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 which appears in the December 31, 1999 annual report on Form 10-K of Meritage Corporation.

/s/ KPMG LLP

Phoenix, Arizona
June 9, 2000